EXHIBIT 10.22

MEMORANDUM OF UNDERSTANDING

WHEREAS, by order dated January 17, 2002, the United States District Court for the Western District of Washington designated the Plaintiffs’ Steering Committee (“PSC”) in In re Phenylpropanolamine (PPA) Products Liability Litigation, MDL 1407;

WHEREAS, the undersigned representatives of the PSC (the “Plaintiffs’ Subcommittee”) were authorized by the PSC to engage in global settlement negotiations with The Delaco Company, successor by merger to Thompson Medical Company, Inc. (“Delaco”) and Chattem, Inc. (“Chattem”);

WHEREAS, Delaco, Chattem, and the Plaintiffs’ Subcommittee have been engaged for nearly one year in highly protracted, arms-length settlement negotiations;

WHEREAS, in furtherance of ongoing settlement negotiations, Delaco, Chattem, and the Plaintiffs’ Subcommittee desire to memorialize those settlement terms as to which agreement has been reached, subject to final agreement on all terms of a formal settlement or settlements among the Parties (the “Final Agreement”);

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NOW, THEREFORE, this Memorandum of Understanding (“MOU”) is entered into this 19th day of December, 2003, among Delaco, Chattem, and the Plaintiffs’ Steering Committee. Delaco, Chattem, and the Plaintiffs’ Steering Committee may hereafter be referred to individually as a “Party” and collectively as the “Parties.”

1.	The Released Claims

1.1 “Dexatrim Products” means all appetite-suppressant products marketed, distributed, formulated and/or manufactured by or on behalf of Delaco and/or Chattem that contained phenylpropanolamine, including, but not limited to, products with the brand names Dexatrim®, Control®, Appedrine®, Prolamine®, Anorexin®, Coffee, Tea and a New Me®, Grapefruit Plus® and Vita Slim®.

1.2 The Settlement Agreements

The Parties intend to enter into two settlement agreements: one such settlement agreement shall be the Chattem Settlement Agreement and the other shall be the Delaco Settlement Agreement. Each such Settlement Agreement will provide for a general release and discharge of Released Claims (¶1.4) by Releasing Persons (¶1.3) against the appropriate Released Parties ( ¶1.5). The releases provided for in such Settlement Agreement(s) will include an acknowledgement and waiver of any rights that the Releasing Persons may have under any statute, regulation or common law principle that would limit the effect of the releases to those claims actually known or suspected to exist at the time the release is given, including, without limitation, California Civil Code § 1542, and all other similar state statutes, rules or case law.

1.2.A. The Chattem Settlement Agreement.

Under the terms of the Chattem Settlement Agreement, in exchange for a general release and discharge of Released Claims by Releasing Persons, Chattem shall pay to Releasing Persons the compensation to which they are entitled under the Dexatrim Case Scoring System and Matrix attached hereto as Exhibit A (the “Matrix”). The Matrix has been filed under seal with the Court in In re: Phenylpropanolamine (PPA) Products Liability Litigation, MDL 1407 (W.D.Wa.), and is subject to a Confidentiality Order entered by that Court on December 18, 2003. The timing, method, and amounts of such payments shall be included in the Chattem Settlement Agreement.

1.2.B. The Delaco Settlement Agreement.

Under the terms of the Delaco Settlement Agreement, in exchange for a general release and discharge of Released Claims by Releasing Persons, Delaco shall pay to Releasing Persons the compensation to which they are entitled under the Dexatrim Case Scoring System and Matrix attached hereto as Exhibit A (the “Matrix”). The Matrix has been filed under seal with the Court in In re: Phenylpropanolamine (PPA) Products Liability Litigation, MDL 1407 (W.D.Wa.), and is subject to a Confidentiality Order entered by that Court on December 18, 2003. The timing, method, and amounts of such payments shall be included in the Delaco Settlement Agreement.

1.3 “Releasing Persons” means all Dexatrim Product Users and Derivative Claimants who do not timely exclude themselves from the settlement(s) to the extent permitted by the settlement agreement(s) and any applicable law and court orders.

(a)	“Dexatrim Product User” means a person who ingested one or more Dexatrim Products and any estate, administrator, trust, special needs trust or other person or entity asserting a Released Claim as a representative for a Dexatrim Product User.

(b)	“Derivative Claimant” means any person asserting a Released Claim, independently or derivatively, by reason of their familial or personal relationship with a Dexatrim Product User and any estate, administrator, trust, special needs trust or other person or entity asserting a Released Claim as a representative for a Derivative Claimant. Derivative Claimants will be bound by all elections permitted under the settlement agreement(s) or applicable court orders that are made by their respective Dexatrim Product Users.

1.4 “Released Claims” means any and all claims, including assigned claims, whether known or unknown, suspected or unsuspected, asserted or unasserted, regardless of the legal theory, existing now or arising in the future, relating to or arising out of any Dexatrim Products or their development, manufacture, formulation, testing, distribution, marketing, labeling, regulatory submissions, advertising, sale or ingestion. “Released Claims” include, without limitation, all claims for damages or remedies of whatever kind or character, known or unknown, suspected or unsuspected, that are now recognized by law or that may be created or recognized in the future by statute, regulation, judicial decision, administrative adjudication, or in any other manner, for

(a)	personal injury and/or bodily injury, damage, death, fear of disease or injury, mental or physical pain or suffering, emotional or mental harm, or loss of enjoyment of life,

(b)	loss of wages, income, earnings or earning capacity, medical expenses, doctor, hospital, nursing and drug bills,

(c)	loss of support, services, consortium, companionship, society or affection, or damage to familial relations,

(d)	wrongful death and survival actions,

(e)	medical screening or monitoring, injunctive, declaratory or equitable relief,

(f)	consumer fraud, refunds, restitution, unfair business practices, deceptive trade practices, unjust enrichment, money had and received and other similar claims,

(g)	compensatory damages, punitive or exemplary damages, statutory and other multiple damages or penalties of any kind,

(h)	economic or business losses, diminished value or lost benefit-of-the-bargain,

(i)	attorneys’ fees, costs or court or litigation expenses, and/or

(j)	prejudgment or post judgment interest.

1.5 “Released Parties” means

(a)	Delaco and each of its past, present and future direct or indirect parent companies, direct or indirect subsidiaries, affiliates, divisions, joint venturers, predecessors, successors, assigns, underwriters, Delaco’s insurers (if those insurers contribute consideration to the settlement pursuant to an agreement acceptable to Delaco), Delaco’s suppliers of the raw material phenylpropanolamine hydrochloride used in the manufacture of Dexatrim Products (if those suppliers contribute consideration to the settlement pursuant to an agreement acceptable to Delaco and the PSC), Delaco’s contract manufacturers of finished Dexatrim Products (if those contract manufacturers contribute consideration to the settlement pursuant to an agreement acceptable to Delaco and the PSC), and each of the foregoing’s respective past, present and future directors, officers, employees, agents, attorneys, shareholders, and all of his, her, its, or their respective past, present or future heirs, estates and personal representatives;

(b)

Chattem and each of its past, present and future direct or indirect parent companies, direct or indirect subsidiaries, affiliates, divisions, joint venturers, predecessors, successors, assigns, underwriters, Chattem’s insurers (if those insurers contribute consideration to the settlement pursuant to an agreement acceptable to Chattem), Chattem’s suppliers of the raw material phenylpropanolamine hydrochloride used in the manufacture of Dexatrim Products (if those suppliers contribute consideration to the settlement pursuant to an agreement acceptable to Chattem and the PSC), Chattem’s contract manufacturers of finished Dexatrim Products (if those contract manufacturers contribute consideration to the settlement pursuant to an agreement acceptable to Chattem and the PSC), and each of the foregoing’s respective past, present and future directors, officers, employees, agents, attorneys, shareholders, and all of his, her, its, or their respective past, present or future heirs, estates and personal representatives;

(d)	any and all distributors of Dexatrim Products (including, without limitation, wholesale distributors, private label distributors, retail distributors, pharmacies and pharmacists) together with their respective past, present and future directors, officers, employees, agents, attorneys, shareholders, underwriters and insurers, and all of his, her, its, or their respective past, present or future heirs, estates and personal representatives;

(e)	suppliers of materials other than phenylpropanolamine, machines or equipment used in the manufacture of Dexatrim Products, together with their respective past, present and future directors, officers, employees, agents, attorneys, shareholders, underwriters and insurers, and all of his, her, its, or their respective past, present or future heirs, estates and personal representatives; and

(f)

any other person or entity (excluding Consumer Healthcare Products Association and its predecessors (“CHPA”)) involved in the development, design, manufacture, formulation, testing, distribution, marketing (but excluding any person or entity whose marketing or distributing was the result of its membership in CHPA), labeling, regulatory submissions, advertising or sale of Dexatrim Products (including, without limitation, consultants to Delaco or Chattem), together with their respective past, present and future directors, officers, employees, agents, attorneys, shareholders, underwriters, and all of his, her, its, or their respective past, present or future heirs, estates and personal representatives; provided that this subparagraph 1.5(f) is not intended to include Delaco’s or Chattem’s, insurers, suppliers of phenylpropanolamine hydrochloride, or contract manufacturers of finished Dexatrim Product who do not contribute consideration to the settlement as provided in subparagraphs 1.5(a) - (b).

2.	The Settlement Agreements, Settlement Funds and Matrix

2.1 In General.

The Chattem and Delaco Settlement Agreements will each provide for the creation, and funding by the appropriate Released Parties, of a Settlement Fund from which compensation will be paid to Releasing Persons who are Dexatrim Product Users pursuant to terms and provisions set forth in each such Settlement Agreement. Each such Settlement Fund will be structured as qualified settlement fund within the meaning of section 468B of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

2.2 Submission and Determination of Claims.

Dexatrim Product Users will submit claims to be scored and valued pursuant to the Matrix. Derivative Claimants will be bound by any submission made by their respective Dexatrim Product Users.

2.3 The Settlement Agreements.

2.3.A. In General.

In addition to any provisions set forth herein, the Chattem Settlement Agreement and the Delaco Settlement Agreement will each contain provisions for the effectuation of such

Settlement Agreement, administration, funding, claims documentation and any other matter related to implementation and administration of each such Settlement Agreement.

2.3.B. Additional Provisions.

It is expressly understood that additional provisions relating to mechanisms of effectuating the Settlement Agreements, implementation, funding, claims documentation, and administration of the settlement, have not yet been agreed to among the Parties, and are to be the subject of good faith negotiation as described in paragraph 3. It is further understood that the structure of the Settlement Agreements and the mechanisms and timing for effectuating their respective provisions, as well as matters related to the implementation, funding and administration are expected to differ among the Released Parties.

2.4 Releasing Persons who receive payment from the settlement shall be responsible for extinction of any liens, subrogation claims or other claims by persons or entities arising out of or related to such Releasing Person’s expenses for medical services or disability benefits resulting from the subject matter of his or her Released Claims, whether by right of subrogation, assignment, contract, statute or otherwise. The Settlement Agreement will specifically address the mechanism for extinction of liens.

2.5 Releasing Persons who receive payment from the settlement shall be required to indemnify and hold harmless the Released Parties from any and all claims, demands, causes of action, of any and every nature whatsoever, made by any person, entity, firm or corporation claiming by, through or under such Releasing Person, by right of assignment or subrogation, in connection with the Released Claims, or by virtue of having paid or reimbursed medical expenses arising out of or related to such Releasing Person’s relevant Dexatrim Product User’s alleged use of Dexatrim Products.

3.	General Terms

3.1 The Parties and their respective counsel acknowledge that this Memorandum of Understanding is not a final settlement agreement, but a memorandum describing those terms as to which substantial agreement has been reached by counsel for the Parties. The Parties and their respective counsel further acknowledge that substantial issues remain to be determined, and that counsel will continue to negotiate in good faith to reach agreement on the Chattem and Delaco Settlement Agreements as contemplated in this Memorandum of Understanding.

3.2 The provisions set forth herein will be superseded by the final Settlement Agreement(s).

3.3 In the event that the parties are unable to reach the final Settlement Agreements, the Parties shall engage in non-binding mediation with a mediator who is chosen with the approval of all Parties to work toward a final resolution of all unresolved issues and claims. In the event such mediation is not successful in resolving all issues and claims by and between the parties, this Memorandum of Understanding shall be null and void and the attempt to negotiate a settlement pursuant to its terms shall not be the subject of litigation.

3.4 Neither this Memorandum of Understanding nor any subsequent settlement agreement shall be construed as evidence of or an admission by any of the Released Parties of any liability or wrongdoing or by any Releasing Person of any lack of merit in his, her or its claims. This Memorandum of Understanding shall not be used in any litigation or proceeding, and shall not be offered or admitted into evidence for any purpose.

3.5 Consummation of the settlement referenced herein will result in a settlement and release of all claims by and between Delaco and Chattem together with each of the foregoing’s respective past, present and future direct or indirect parent companies, direct or indirect subsidiaries, affiliates, divisions, joint venturers, predecessors, successors and assigns and each of the foregoing’s respective past, present and future directors, officers, employees, agents, attorneys, shareholders, underwriters and insurers and all of his, her, its or their respective past, present or future heirs, estates and personal representatives.

3.6 Where the context so requires, terms used in the singular in this Memorandum of Understanding shall be deemed to include the plural and vice versa.

3.7 This Memorandum of Understanding may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, counsel for the Parties have caused this Memorandum of Understanding to be executed as of the date first set forth above, but actually on the dates set forth below.

Dated this 19th day of December, 2003.

The MDL 1407 Plaintiffs’ Steering Committee by The Plaintiffs’ Subcommittee

Christopher A. Seeger Stephen A. Weiss Seeger Weiss LLP

James F. Green Michael Heaviside Ashcraft & Gerel

Ron Michael Meneo Early, Ludwick & Sweeney, LLC

Ramon Rossi Lopez Lopez, Hodes, Restaino, Milman & Skikos

Counsel for Defendant Chattem, Inc.

Roger Dickson C. Crews Townsend

Counsel for The Delaco Company, successor by merger to Thompson Medical Co., Inc.

Shelia L. Birnbaum Jeffrey S. Lichtman Gregory D. Shelton

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